Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time) April 21, 2011	Contact: Meghan O’Leary
Investor Relations
NASDAQ: SIVB	(408) 654-6364

SVB FINANCIAL GROUP ANNOUNCES 2011 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 21, 2011 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2011.

Consolidated net income available to common stockholders for the first quarter of 2011 was $33.0 million, or $0.76 per diluted common share, compared to $17.5 million, or $0.41 per diluted common share, for the fourth quarter of 2010, and $18.6 million, or $0.44 per diluted common share, for the first quarter of 2010.

“SVB’s performance in the first quarter reflects our strong execution and growing strength across our business. We delivered solid loan growth for the third quarter in a row, high credit quality, record high net interest income, and strong gains from our venture capital investments,” said Ken Wilcox, CEO of SVB Financial Group. “The advantage of SVB’s unique model and focus on the innovation sector was clear throughout the recent downturn, as we avoided the systemic problems that continue to hamper the broader banking industry. We believe that our first quarter results offer further evidence that we are well-equipped to deliver high-quality, sustainable growth now and in the future.”

Highlights of our first quarter 2011 results (compared to fourth quarter 2010, unless otherwise noted) included:

•	An increase in net interest income (fully taxable equivalent basis) of $15.8 million, primarily due to higher investment yields and higher average balances of our available-for-sale securities.

•	An increase in our net interest margin to 2.96 percent for the first quarter of 2011, compared to 2.74 percent for the fourth quarter of 2010.

•

A negative provision for loan losses of $3.0 million for the first quarter of 2011, compared to a provision of $15.5 million for the fourth quarter of 2010. The negative provision was due to higher net loan recoveries recognized in the first quarter of 2011 and overall improved credit performance across our client portfolio.

•	An increase in average loan balances of $304.9 million, or 6.1 percent, to $5.3 billion for the first quarter of 2011.

•	An increase in average available-for-sale securities of $1.8 billion, or 26.9 percent.

•	An increase in average deposit balances of $1.4 billion, or 10.3 percent, to $14.7 billion for the first quarter of 2011.

First Quarter 2011 Summary

	Three months ended
				% change from
(Dollars in millions, except share data and ratios)	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
Income statement:
Diluted earnings per common share	$0.76	$0.41	$0.44	85.4%	72.7%
Net income available to common stockholders	33.0	17.5	18.6	88.6	77.4
Net interest income	120.3	104.5	100.8	15.1	19.3
(Reduction of) provision for loan losses	(3.0)	15.5	10.7	(119.4)	(128.0)
Noninterest income	90.0	71.9	49.3	25.2	82.6
Noninterest expense	117.4	115.9	98.6	1.3	19.1
Non-GAAP noninterest income, net of noncontrolling interests (1)	46.4	52.1	35.4	(10.9)	31.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	114.0	112.6	95.3	1.2	19.6

Fully taxable equivalent:
Net interest income (2)	$120.8	$105.0	$101.4	15.0%	19.1%
Net interest margin	2.96%	2.74%	3.30%	8.0	(10.3)

Shares outstanding:
Common	42,697,828	42,268,201	41,526,122	1.0%	2.8%
Basic weighted average	42,482,037	42,067,453	41,404,501	1.0	2.6
Diluted weighted average	43,426,306	42,802,817	42,291,467	1.5	2.7

Balance sheet:
Average total assets	$17,950.2	$16,526.2	$13,565.4	8.6%	32.3%
Average loans, net of unearned income	5,312.1	5,007.1	4,115.6	6.1	29.1
Average available-for-sale securities	8,725.2	6,878.1	4,010.1	26.9	117.6
Average noninterest-bearing demand deposits	9,147.5	8,016.1	6,710.9	14.1	36.3
Average interest-bearing deposits	5,519.0	5,280.9	4,256.3	4.5	29.7
Average total deposits	14,666.5	13,297.0	10,967.2	10.3	33.7
Average short-term borrowings	39.9	56.4	44.7	(29.3)	(10.7)
Average long-term debt	1,210.3	1,225.2	862.4	(1.2)	40.3
Period-end total assets	18,618.3	17,527.8	14,125.2	6.2	31.8
Period-end loans, net of unearned income	5,651.2	5,521.7	4,205.2	2.3	34.4
Period-end available-for-sale securities	9,500.8	7,918.0	4,347.3	20.0	118.5
Period-end non-marketable securities	798.1	721.5	591.7	10.6	34.9
Period-end noninterest-bearing demand deposits	9,524.7	9,011.5	7,012.3	5.7	35.8
Period-end interest-bearing deposits	5,805.6	5,325.4	4,501.0	9.0	29.0
Period-end total deposits	15,330.3	14,336.9	11,513.3	6.9	33.2

Off-balance sheet:
Average total client investment funds	$16,812.1	$16,298.4	$15,068.6	3.2%	11.6%
Period-end total client investment funds	17,035.4	16,893.7	15,058.5	0.8	13.1
Total unfunded credit commitments	6,268.1	6,270.5	5,251.3	(0.0)	19.4

Earnings ratios:
Return on average assets (annualized) (3)	0.75%	0.42%	0.55%	78.6%	36.4%
Return on average common SVBFG stockholders’ equity (annualized) (4)	10.18	5.37	6.47	89.6	57.3

Asset quality ratios:
Allowance for loan losses as a percentage of total gross loans	1.44%	1.48%	1.61%	(2.7)%	(10.6)%
Gross charge-offs as a percentage of average total gross loans (annualized)	0.33	0.84	2.07	(60.7)	(84.1)
Net (recoveries) charge-offs as a percentage of average total gross loans (annualized)	(0.19)	0.57	1.46	(133.3)	(113.0)

Other ratios:
Total risk-based capital ratio	16.86%	17.35%	20.72%	(2.8)%	(18.6)%
Operating efficiency ratio (5)	55.72	65.52	65.44	(15.0)	(14.9)
Period-end loans, net of unearned income, to deposits	36.86	38.51	36.53	(4.3)	0.9
Average loans, net of unearned income, to deposits	36.22	37.66	37.53	(3.8)	(3.5)

Non-GAAP ratios:
Tangible common equity to tangible assets (1)	7.05%	7.27%	8.30%	(3.0)%	(15.1)%
Tangible common equity to risk-weighted assets (1)	13.14	13.54	16.01	(3.0)	(17.9)
Non-GAAP operating efficiency ratio (1)	68.16	71.67	69.72	(4.9)	(2.2)

Other statistics:
Period-end SVB prime lending rate	4.00%	4.00%	4.00%	—%	—%
Average SVB prime lending rate	4.00	4.00	4.00	—	—
Average full-time equivalent employees	1,389	1,353	1,270	2.7	9.4
Period-end full-time equivalent employees	1,396	1,357	1,271	2.9	9.8

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures.”

(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.
(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.
(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity.
(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $120.8 million for the first quarter of 2011, compared to $105.0 million for the fourth quarter of 2010 and $101.4 million for the first quarter of 2010. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the fourth quarter of 2010 to the first quarter of 2011. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q1’11 compared to Q4’10
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(665)	$151	$(514)
Available-for-sale securities	7,589	7,865	15,454
Loans	3,932	(3,480)	452

Increase in interest income, net	10,856	4,536	15,392

Interest expense:
Deposits	99	(457)	(358)
Short-term borrowings	(7)	(4)	(11)
Long-term debt	(60)	40	(20)

Increase (decrease) in interest expense, net	32	(421)	(389)

Increase in net interest income	$10,824	$4,957	$15,781

The increase in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2010 to the first quarter of 2011, was primarily attributable to the following:

•

An increase in interest income of $15.5 million from our available-for-sale securities portfolio, primarily due to higher investment yields and higher average balances from purchases of $2.0 billion of fixed-rate securities and paydowns of $174.9 million of lower-yielding variable-rate securities in the first quarter of 2011.

•

An increase in interest income of $0.5 million from our loan portfolio mainly attributable to growth in average loan balances of $304.9 million, partially offset by a decrease in overall yield on the loan portfolio, as well as the impact of two fewer days in the first quarter of 2011 compared to fourth quarter of 2010.

Net interest margin, on a fully taxable equivalent basis, was 2.96 percent for the first quarter of 2011, compared to 2.74 percent for the fourth quarter of 2010 and 3.30 percent for the first quarter of 2010. The increase from the fourth quarter of 2010 to the first quarter of 2011 was primarily due to a shift in our overall asset mix to a higher proportion of loans and available-for-sale securities (higher-yielding assets), resulting from the investment of excess cash from deposit growth.

For the first quarter of 2011, 71.8 percent, or $3.9 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 73.5 percent, or $3.9 billion, for the fourth quarter of 2010 and 70.1 percent, or $2.9 billion, for the first quarter of 2010. For the first quarter of 2011, average variable-rate available-for-sale securities were $2.9 billion, or 33.3 percent of our available-for-sale securities portfolio, compared to $2.5 billion, or 36.7 percent in the fourth quarter of 2010. These securities have variable coupons that are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to maximize portfolio yield over the long-term in a manner consistent with our liquidity, credit diversification and asset/liability strategies.

Average available-for-sale securities increased by $1.8 billion to $8.7 billion for the first quarter of 2011, compared to $6.9 billion for the fourth quarter of 2010 and $4.0 billion for the first quarter of 2010. Period-end available-for-sale securities were $9.5 billion at March 31, 2011, compared to $7.9 billion at December 31, 2010, and $4.3 billion at March 31, 2010. The period-end increase of $1.6 billion from December 31, 2010 to March 31, 2011 was primarily due to purchases of new investments of $2.2 billion in the first quarter of 2011, partially offset by paydowns of $601.1 million in securities. The purchases of new investments of $2.2 billion in the first quarter of 2011 were comprised of $2.0 billion in fixed-rate securities, mainly fixed-rate agency-issued mortgage-backed securities and collateralized mortgage obligations, and $152.8 million in variable rate agency-issued collateralized mortgage obligations. The paydowns of $601.1 million in securities were comprised of $426.2 million in fixed-rate securities, mainly fixed-rate U.S. agency debentures, and $174.9 million in variable-rate agency-issued collateralized mortgage obligations.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents venture capital investments managed by SVB Capital, investments in sponsored debt funds and other strategic investments as part of our investment funds management business. They include funds of funds, co-investment funds and debt funds, as well as direct equity investments in portfolio companies and fund investments.

Period-end non-marketable securities were $798.1 million ($310.1 million net of noncontrolling interests) as of March 31, 2011, compared to $721.5 million ($298.1 million net of noncontrolling interests) as of December 31, 2010 and $591.7 million ($246.8 million net of noncontrolling interests) as of March 31, 2010. The increase from the fourth quarter of 2010 to the first quarter of 2011 was primarily attributable to additional capital calls for fund investments in the first quarter of 2011, as well as gains from our managed funds of funds. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $5.3 billion for the first quarter of 2011, compared to $5.0 billion for the fourth quarter of 2010 and $4.1 billion for the first quarter of 2010. Period-end loans, net of unearned income, were $5.7 billion at March 31, 2011, compared to $5.5 billion at December 31, 2010 and $4.2 billion at March 31, 2010. The increase in average loan balances from the fourth quarter of 2010 to the first quarter of 2011 came primarily from software industry and SVB Private Bank clients.

Our nonperforming loans totaled $34.5 million at March 31, 2011, compared to $39.5 million at December 31, 2010 and $50.8 million at March 31, 2010. The allowance for loan losses related to impaired loans was $6.9 million for both March 31, 2011 and December 31, 2010, and $9.5 million at March 31, 2010.

The following table provides a summary of loans (individually or in the aggregate) to any single client, equal to or greater than $20 million, by industry sector at March 31, 2011, December 31, 2010 and March 31, 2010:

	Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million at
(Dollars in thousands, except ratios and client data)	March 31, 2011	December 31, 2010	March 31, 2010
Commercial loans:
Software	$321,461	$329,297	$229,445
Hardware	97,215	85,760	111,856
Clean technology	94,107	37,920	—
Venture capital/private equity	416,459	409,398	197,121
Life science	210,175	189,565	22,000
Premium wine (1)	6,200	6,500	15,172
Other	111,744	134,602	—

Total commercial loans	1,257,361	1,193,042	575,594

Real estate secured loans:
Premium wine (1)	47,022	47,314	61,532
Consumer loans (2)	19,960	—	40,209

Total real estate secured loans	66,982	47,314	101,741

Consumer loans (2)	40,121	39,200	37,247

Total	$1,364,464	$1,279,556	$714,582

Loans individually equal to or greater than $20 million as a percentage of total gross loans	23.9%	23.0%	16.9%

Total clients with loans individually equal to or greater than $20 million	43	38	25

Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$20,336

Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	—%	—%	2.8%

(1)	Premium Wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2011	December 31, 2010	March 31, 2010
Allowance for loan losses, beginning balance	$82,627	$74,369	$72,450
(Reduction of) provision for loan losses	(3,047)	15,504	10,745
Gross loan charge-offs	(4,322)	(10,637)	(21,180)
Loan recoveries	6,793	3,391	6,256

Allowance for loan losses, ending balance	$82,051	$82,627	$68,271

(Reduction of) provision as a percentage of total gross loans (annualized)	(0.22)%	1.10%	1.03%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.33	0.84	2.07
Net loan (recoveries) charge-offs as a percentage of average total gross loans (annualized)	(0.19)	0.57	1.46
Allowance for loan losses as a percentage of period-end total gross loans	1.44	1.48	1.61
Total gross loans at period-end	$5,698,898	$5,567,205	$4,238,848
Average total gross loans	5,355,895	5,048,428	4,149,183

We had a negative provision for loan losses of $3.0 million for the first quarter of 2011, compared to a provision of $15.5 million for the fourth quarter of 2010. The negative provision of $3.0 million was due to higher net loan recoveries recognized in the first quarter of 2011 and overall improved credit performance across our client portfolio. These reductions were partially offset by an increase in allowance for the increase in period-end loans. Gross loan charge-offs of $4.3 million for the first quarter of 2011 were primarily from our early-stage life science client portfolio. Loan recoveries of $6.8 million for the first quarter of 2011 were primarily from our software client portfolio.

Our allowance for loan losses as a percentage of total gross loans decreased from 1.48 percent at December 31, 2010 to 1.44 percent at March 31, 2011, primarily due to a reduction in the reserve for our performing loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans was 1.33 percent at March 31, 2011, compared to 1.37 percent at December 31, 2010.

Deposits

Average deposits were $14.7 billion for the first quarter of 2011, compared to $13.3 billion for the fourth quarter of 2010 and $11.0 billion for the first quarter of 2010. Period-end deposits were $15.3 billion at March 31, 2011, compared to $14.3 billion at December 31, 2010 and $11.5 billion at March 31, 2010. The increase in average deposits from the fourth quarter of 2010 to the first quarter of 2011 came primarily from increases in our noninterest bearing demand deposits, which increased by $1.1 billion to $9.1 billion. The overall increase in our deposit balances was primarily due to the continued lack of attractive market investment opportunities for our deposit clients.

Noninterest Income

Noninterest income was $90.0 million for the first quarter of 2011, compared to $71.9 million for the fourth quarter of 2010 and $49.3 million for the first quarter of 2010. Non-GAAP noninterest income, net of noncontrolling interests was $46.4 million for the first quarter of 2011, compared to $52.1 million for the fourth quarter of 2010 and $35.4 million for the first quarter of 2010. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

The increase of $18.1 million in noninterest income (on a GAAP basis) from the fourth quarter of 2010 to the first quarter of 2011 was primarily driven by the following factors:

•

Net gains on investment securities of $51.3 million for the first quarter of 2011, compared to net gains of $25.9 million for the fourth quarter of 2010. The net gains of $51.3 million for the first quarter of 2011 were due to net gains of $47.3 million from our managed funds (which includes our managed co-investment funds and managed funds of funds) related mainly to an increase in valuations, as well as gains from liquidity events and distributions.

As of March 31, 2011, we held investments, either directly or through ten of our managed investment funds, in 449 funds that are primarily venture capital funds, 66 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests, for the three months ended March 31, 2011 and December 31, 2010, respectively:

	Three months ended March 31, 2011
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$3,946	$43,392	$2,288	$62	$1,649	$51,337
Less: income attributable to noncontrolling interests, including carried interest	3,886	39,210	289	—	—	43,385

Non-GAAP net gains on investment securities, net of noncontrolling interests	$60	$4,182	$1,999	$62	$1,649	$7,952

	Three months ended December 31, 2010
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$10,175	$11,023	$2,369	$350	$2,023	$25,940
Less: income attributable to noncontrolling interests, including carried interest	9,678	9,727	22	—	—	19,427

Non-GAAP net gains on investment securities, net of noncontrolling interests	$497	$1,296	$2,347	$350	$2,023	$6,513

•

Net gains on derivative instruments were $0.6 million for the first quarter of 2011, compared to net gains of $5.0 million for the fourth quarter of 2010. The following table provides a summary of our net gains on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$475	$662	$309
(Losses) gains on internal foreign exchange forward contracts, net (1)	(2,568)	532	2,029

Total (losses) gains on foreign exchange forward contracts, net	(2,093)	1,194	2,338
Net (losses) gains on loan conversion options	(1,352)	280	—
Net gains (losses) on equity warrant assets	3,996	3,483	(356)

Total gains on derivative instruments, net	$551	$4,957	$1,982

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.

The key changes in factors affecting net gains on derivative instruments from the fourth quarter of 2010 to the first quarter of 2011 were as follows:

•

Net losses of $2.6 million on foreign exchange forward contracts for our foreign currency denominated loans in the first quarter of 2011, compared to net gains of $0.5 million in the fourth quarter of 2010. The net losses of $2.6 million in the first quarter of 2011 were primarily due to the weakening of the U.S. dollar against the Euro and Pound Sterling, and were offset by net gains of $2.7 million from the revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income (as discussed below).

•

Net losses on loan conversion options of $1.4 million for the first quarter of 2011, compared to net gains of $0.3 million for the fourth quarter of 2010. The $1.4 million loss for the first quarter of 2011 was primarily due to valuation decreases of certain loan client positions. We receive loan facilities with convertible options in connection with negotiating certain credit facilities.

•

Net gains on equity warrant assets of $4.0 million for the first quarter of 2011, compared to net gains of $3.5 million for the fourth quarter of 2010. The net gains on equity warrant assets of $4.0 million for the first quarter of 2011 were driven by $2.6 million from valuation increases in our warrant portfolio and $2.0 million from the exercise of certain warrant positions, partially offset by $0.6 million from warrant cancellations and expirations.

The above increases in noninterest income were partially offset by the following:

•

A decrease in deposit service charges of $2.3 million, primarily due to the recognition of an additional $2.4 million in the fourth quarter of 2010, as a result of moving from a cash to an accrual basis in the fourth quarter of 2010 in accordance with GAAP for recognizing these fees.

•

A decrease in other noninterest income of $0.5 million, mainly driven by a decrease in unused commitment fees of $1.4 million as a result of moving from a cash to an accrual basis in the fourth quarter of 2010 in accordance with GAAP for recognizing these fees, as well as a decrease of $1.2 million in loan syndication fees. These decreases were partially offset by net gains of $2.7 million from revaluation of our foreign currency denominated loans for first quarter of 2011, compared to net losses of $0.4 million for the fourth quarter of 2010.

Noninterest Expense

Noninterest expense was $117.4 million for the first quarter of 2011, compared to $115.9 million for the fourth quarter of 2010 and $98.6 million for the first quarter of 2010.

The following table provides a summary of certain noninterest expense items:

	Three months ended
(Dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Compensation and benefits:
Salaries and wages	$33,807	$29,921	$29,182
Incentive compensation plan	15,655	17,091	10,952
Employee stock ownership plan (ESOP)	5,354	2,142	2,282
Other employee benefits (1)	20,816	17,459	17,414

Total compensation and benefits	75,632	66,613	59,830
Professional services	12,987	18,765	12,098
FDIC assessments	3,475	3,225	5,049
(Reduction of) provision for unfunded credit commitments	(900)	1,522	(1,507)
Other (2)	26,241	25,766	23,106

Total noninterest expense	$117,435	$115,891	$98,576

Period-end full-time equivalent employees	1,396	1,357	1,271
Average full-time equivalent employees	1,389	1,353	1,270

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee related expenses.
(2)	Other noninterest expense includes premises and equipment, net occupancy, business development and travel, correspondent bank fees and other noninterest expenses. For further details of noninterest expense items, please refer to the section “Interim Consolidated Statements of Income” provided below.

The key factors affecting the changes in noninterest expense from the fourth quarter of 2010 to the first quarter of 2011 were as follows:

•	An increase in compensation and benefits expense of $9.0 million, primarily as a result of the following:

•

An increase of $3.9 million in salaries and wages expense primarily due to seasonal expenses of vacation benefits, as well as an increase in the number of average full-time equivalent employees (“FTE”), which increased by 36 to 1,389 FTEs for the first quarter of 2011, compared to 1,353 FTEs for the fourth quarter of 2010.

•

An increase of $6.3 million in additional ESOP contributions and 401(k) employer matching contributions made as a result of 2010 incentive compensation payouts received by employees during the first quarter of 2011.

•	A decrease of $5.8 million in professional services expense, primarily due to the following:

•	A decrease of $3.3 million in consulting fees, primarily due to an increase in IT activities in the fourth quarter of 2010 to maintain and enhance IT infrastructure and to support new initiatives.

•	A decrease of $2.0 million in legal fees, primarily due to increased loan activities in the fourth quarter of 2010 to support bank lending activities and new initiatives.

•

A reduction of provision for unfunded credit commitments of $0.9 million in the first quarter of 2011, compared to a provision of $1.5 million in the fourth quarter of 2010. The reduction of provision of $0.9 million in the first quarter of 2011 was primarily due to overall improved credit performance across our client portfolio.

Non-GAAP noninterest expense, net of noncontrolling interests, was $114.0 million for the first quarter of 2011, compared to $112.6 million for the fourth quarter of 2010 and $95.3 million for the first quarter of 2010. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 40.8 percent for the first quarter of 2011, compared to 38.6 percent for the fourth quarter of 2010 and 38.4 percent for the first quarter of 2010. The increase in the tax rate from the fourth quarter of 2010 to the first quarter of 2011 was primarily attributable to the lower tax impact of tax advantaged investments on our overall pre-tax income.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net income attributable to noncontrolling interests.

Noncontrolling Interests

	Three months ended
(Dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Net interest (income) loss (1)	$(7)	$(8)	$7
Noninterest income (1)	(42,371)	(19,751)	(14,283)
Noninterest expense (1)	3,481	3,298	3,231
Carried interest (2)	(1,191)	(34)	392

Net income attributable to noncontrolling interests	$(40,088)	$(16,495)	$(10,653)

(1)	Represents noncontrolling interests share in net interest income, noninterest income and noninterest expense.

(2)	Represents the change in the preferred allocation of income we earn as general partners managing our managed funds, the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds, and the preferred allocation earned by the limited partners of two of our managed funds of funds.

Net income attributable to noncontrolling interests was $40.1 million for the first quarter of 2011, compared to $16.5 million for the fourth quarter of 2010 and $10.7 million for the first quarter of 2010. Net income attributable to noncontrolling interests of $40.1 million for the first quarter of 2011 was primarily a result of the following:

•

Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $43.4 million, stemming mainly from gains of $39.2 million from our managed funds of funds and $3.9 million from our managed co-investment funds.

•	Noninterest expense of $3.5 million, primarily related to management fees paid by the noncontrolling interests to the Company’s subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $39.2 million to $1.3 billion at March 31, 2011, primarily due to net income of $33.0 million in the first quarter of 2011 and an increase in additional-paid-in-capital of $21.1 million primarily from stock option exercises during the first quarter of 2011. These increases were partially offset by a decrease in accumulated other comprehensive income of $14.9 million, primarily due to decreases in the fair value of our available-for-sale securities portfolio as a result of increases in market rates.

Subsequent Event

Our $250 million 3.875% Convertible Senior Notes matured on April 15, 2011. Based on the conversion terms of these notes, on April 15, 2011, we made an aggregate conversion settlement payment in cash and shares of our common stock. The total value of both cash and shares as of the payment date was $260.4 million. Of the $260.4 million, we paid $250.0 million in cash, representing the total principal amount of the notes converted, and issued 187,760 shares of our common stock, valued at $10.4 million, representing the portion of the conversion premium value that exceeded the total principal amount of the notes. In connection with this conversion settlement payment, we exercised call options pursuant to a call-spread arrangement with third-parties, under which the third parties delivered to us 186,736 shares of our common stock, valued at $10.3 million. Accordingly, there will be no significant net impact on our results of operations or total stockholders’ equity in the second quarter of 2011 with respect to settling the conversion premium value.

Outlook for the Year Ending December 31, 2011

Our outlook for the year ending December 31, 2011 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; nevertheless, we have provided guidance on two such items, specifically net gains (losses) on equity warrant assets and net gains on investment securities, net of noncontrolling interests. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2011, compared to our full year 2010 results, we currently expect the following outlook:

	Current full year 2011 outlook compared to 2010 results (as of April 21, 2011)	Change in outlook compared to outlook reported as of January 20, 2011

Average loan balances	Increase at a percentage rate in the mid twenties	No change from previous outlook

Average deposit balances	Increase at a percentage rate in the low double digits	Outlook increased from high single digits due to the continued lack of attractive market investment opportunities for our clients

Net interest income	Increase at a percentage rate in the mid twenties	Outlook increased from high teens due to higher than expected average balances and yields for available-for-sale securities

Net interest margin	Between 3.30% and 3.40%	No change from previous outlook

Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Between 1.25% and 1.35%	Outlook improved from between 1.30% and 1.40% due to improvement in the overall credit quality of our clients

Net loan charge-offs	Lower than 0.50% of average total gross loans	Outlook improved from comparable to 2010 levels of $34.5 million due to higher than expected recoveries and lower gross charge-offs in the first quarter of 2011

Nonperforming loans as a percentage of total gross loans	Lower than 2010 levels of 0.71%	Outlook improved from comparable to 2010 levels of 0.71% due to improvement in the overall credit quality of our clients

Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at the percentage rate in the high single digits	No change from previous outlook

Net gains (losses) on equity warrant assets	Between $7 million and $10 million	Outlook improved from comparable to 2010 levels of $6.6 million due to improvement in the economy

Net gains on investment securities, net of noncontrolling interests*	Between $13 million and $16 million	Outlook improved from between $4 million and $8 million due to improvement in the economy

Noninterest expense* (excluding expenses related to noncontrolling interests)	Increase at a percentage rate in the mid teens

Outlook increased from low double digits due to increased expectations for incentive compensation as a result of stronger than expected financial performance in the first quarter of 2011, as well as increased financial performance expectations for the remainder of 2011

*	Non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2011” above and the quoted remarks from our CEO regarding the banking environment and our future growth, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook for our clients; our financial, credit (including the adequacy of our allowance for loan losses and relationship of allowance for loan losses to perceived economic conditions and credit quality), and business performance; expense levels; and financial results (and the components of such results) for the year 2011.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2011 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offerings and mergers & acquisitions activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (vii) accounting changes, as required by U.S. generally accepted accounting principles, and (viii) regulatory or legal changes, especially those related to the recent financial services reform legislation. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 21, 2011, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the first quarter ended March 31, 2011. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “59310808.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, April 21, 2011, through midnight on Tuesday, April 26, 2011, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “59310808.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 21, 2011.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 26 offices in the U.S. as well as through offices internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2011	December 31, 2010	March 31, 2010
Interest income:
Loans	$89,776	$89,324	$73,942
Available-for-sale securities:
Taxable	41,382	25,929	32,267
Non-taxable	941	940	970
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,002	2,516	2,840

Total interest income	134,101	118,709	110,019

Interest expense:
Deposits	3,105	3,463	3,665
Borrowings	10,697	10,728	5,514

Total interest expense	13,802	14,191	9,179

Net interest income	120,299	104,518	100,840
(Reduction of) provision for loan losses	(3,047)	15,504	10,745

Net interest income after provision for loan losses	123,346	89,014	90,095

Noninterest income:
Gains on investment securities, net	51,337	25,940	16,004
Foreign exchange fees	10,497	9,943	8,861
Deposit service charges	7,117	9,386	7,225
Credit card fees	3,817	3,832	2,687
Client investment fees	3,661	4,458	3,940
Letters of credit and standby letters of credit income	2,710	2,613	2,511
Gains on derivative instruments, net	551	4,957	1,982
Other	10,264	10,735	6,063

Total noninterest income	89,954	71,864	49,273

Noninterest expense:
Compensation and benefits	75,632	66,613	59,830
Professional services	12,987	18,765	12,098
Premises and equipment	5,912	6,372	5,784
Business development and travel	5,653	5,695	4,286
Net occupancy	4,650	4,910	4,688
FDIC assessments	3,475	3,225	5,049
Correspondent bank fees	2,163	2,247	1,948
(Reduction of) provision for unfunded credit commitments	(900)	1,522	(1,507)
Other	7,863	6,542	6,400

Total noninterest expense	117,435	115,891	98,576

Income before income tax expense	95,865	44,987	40,792
Income tax expense	22,770	11,005	11,582

Net income before noncontrolling interests	73,095	33,982	29,210
Net income attributable to noncontrolling interests	(40,088)	(16,495)	(10,653)

Net income available to common stockholders	$33,007	$17,487	$18,557

Earnings per common share—basic	$0.78	$0.42	$0.45
Earnings per common share—diluted	0.76	0.41	0.44
Weighted average common shares outstanding—basic	42,482,037	42,067,453	41,404,501
Weighted average common shares outstanding—diluted	43,426,306	42,802,817	42,291,467

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	March 31, 2011	December 31, 2010	March 31, 2010
Assets:
Cash and due from banks	$2,073,848	$2,672,725	$4,614,434
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	276,212	403,707	77,269

Cash and cash equivalents	2,350,060	3,076,432	4,691,703

Available-for-sale securities	9,500,828	7,917,967	4,347,308
Non-marketable securities	798,064	721,520	591,692

Investment securities	10,298,892	8,639,487	4,939,000

Loans, net of unearned income	5,651,170	5,521,737	4,205,245
Allowance for loan losses	(82,051)	(82,627)	(68,271)

Net loans	5,569,119	5,439,110	4,136,974

Premises and equipment, net of accumulated depreciation and amortization	46,161	44,545	34,966
Accrued interest receivable and other assets	354,034	328,187	322,606

Total assets	$18,618,266	$17,527,761	$14,125,249

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$9,524,698	$9,011,538	$7,012,310
Negotiable order of withdrawal (NOW)	70,242	69,287	47,840
Money market	2,369,820	2,272,883	1,462,661
Money market deposits in foreign offices	95,019	98,937	73,326
Time	315,835	382,830	331,981
Sweep	2,954,705	2,501,466	2,585,176

Total deposits	15,330,319	14,336,941	11,513,294

Short-term borrowings	35,415	37,245	39,895
Other liabilities	200,768	196,037	163,187
Long-term debt	1,204,733	1,209,260	859,713

Total liabilities	16,771,235	15,779,483	12,576,089

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 42,697,828 shares, 42,268,201 shares and 41,526,122 shares outstanding, respectively	43	42	42
Additional paid-in capital	443,453	422,334	398,510
Retained earnings	860,838	827,831	751,472
Accumulated other comprehensive income	9,240	24,143	23,456

Total SVBFG stockholders’ equity	1,313,574	1,274,350	1,173,480
Noncontrolling interests	533,457	473,928	375,680

Total equity	1,847,031	1,748,278	1,549,160

Total liabilities and total equity	$18,618,266	$17,527,761	$14,125,249

Capital ratios:
Total risk-based capital ratio	16.86%	17.35%	20.72%
Tier 1 risk-based capital ratio	13.38	13.63	16.21
Tier 1 leverage ratio	7.65	7.96	8.99
Tangible common equity to tangible assets ratio (1)	7.05	7.27	8.30
Tangible common equity to risk-weighted assets ratio	13.14	13.54	16.01

Other period-end statistics:
Loans, net of unearned income-to-deposits ratio	36.86%	38.51%	36.53%
Book value per common share (2)	$30.76	$30.15	$28.26
Full-time equivalent employees	1,396	1,357	1,271

(1)	Tangible common equity consists of SVBFG stockholders’ equity less acquired intangibles. Tangible assets represent total assets less acquired intangibles.
(2)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	March 31, 2011			December 31, 2010			March 31, 2010
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,538,941	$2,002	0.32%	$3,340,219	$2,516	0.30%	$4,316,307	$2,840	0.27%
Available-for-sale securities: (2)
Taxable	8,628,837	41,382	1.94	6,781,708	25,929	1.52	3,911,183	32,267	3.35
Non-taxable (3)	96,375	1,448	6.09	96,393	1,447	5.96	98,957	1,492	6.11
Total loans, net of unearned income (4)	5,312,050	89,776	6.85	5,007,127	89,324	7.08	4,115,558	73,942	7.29

Total interest-earning assets	16,576,203	134,608	3.30	15,225,447	119,216	3.11	12,442,005	110,541	3.60

Cash and due from banks	266,097			240,561			237,691
Allowance for loan losses	(87,980)			(80,347)			(78,050)
Other assets (5)	1,195,884			1,140,539			963,791

Total assets	$17,950,204			$16,526,200			$13,565,437

Funding sources:
Interest-bearing liabilities:
NOW deposits	$76,282	$77	0.41%	$54,645	$58	0.42%	$61,809	$64	0.42%
Money market deposits	2,361,971	1,576	0.27	2,264,060	1,573	0.28	1,383,716	1,034	0.30
Money market deposits in foreign offices	135,967	112	0.33	108,215	89	0.33	62,037	53	0.35
Time deposits	342,341	377	0.45	369,766	419	0.45	323,476	493	0.62
Sweep deposits	2,602,487	963	0.15	2,484,240	1,324	0.21	2,425,258	2,021	0.34

Total interest-bearing deposits	5,519,048	3,105	0.23	5,280,926	3,463	0.26	4,256,296	3,665	0.35
Short-term borrowings	39,927	16	0.16	56,399	27	0.19	44,668	15	0.14
5.375% senior notes	347,617	4,809	5.61	347,571	4,811	5.49	—	—	—
3.875% convertible notes	249,509	3,554	5.78	248,917	3,547	5.65	247,195	3,526	5.78
Junior subordinated debentures	55,533	834	6.09	55,577	830	5.92	55,967	569	4.12
Senior and subordinated notes	552,363	1,411	1.04	567,362	1,432	1.00	551,932	1,336	0.98
Other long-term debt	5,261	73	5.63	5,797	81	5.54	7,335	68	3.76

Total interest-bearing liabilities	6,769,258	13,802	0.83	6,562,549	14,191	0.86	5,163,393	9,179	0.72
Portion of noninterest-bearing funding sources	9,806,945			8,662,898			7,278,612

Total funding sources	16,576,203	13,802	0.34	15,225,447	14,191	0.37	12,442,005	9,179	0.30

Noninterest-bearing funding sources:
Demand deposits	9,147,491			8,016,091			6,710,928
Other liabilities	235,924			226,930			176,283
SVBFG stockholders’ equity	1,314,811			1,291,361			1,162,929
Noncontrolling interests	482,720			429,269			351,904
Portion used to fund interest-earning assets	(9,806,945)			(8,662,898)			(7,278,612)

Total liabilities and total equity	$17,950,204			$16,526,200			$13,565,437

Net interest income and margin		$120,806	2.96%		$105,025	2.74%		$101,362	3.30%

Total deposits	$14,666,539			$13,297,017			$10,967,224

Average SVBFG stockholders’ equity as a percentage of average assets			7.32%			7.81%			8.57%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(507)			(507)			(522)

Net interest income, as reported		$120,299			$104,518			$100,840

(1)	Includes average interest-bearing deposits in other financial institutions of $253.2 million, $245.6 million and $169.9 million for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively. For the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, balance also includes $1.9 billion, $2.7 billion and $4.1 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $774.0 million, $748.4 million and $599.6 million for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains (losses) on Equity Warrant Assets

	Three months ended
				% change
(Dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
Equity warrant assets:
Gains on exercise, net	$2,024	$425	$849	NM %	138.4%
Change in fair value (1):
Cancellations and expirations	(581)	(449)	(1,782)	29.4	(67.4)
Other changes in fair value	2,553	3,507	577	(27.2)	NM

Total net gains (losses) on equity warrant assets (2)	$3,996	$3,483	$(356)	14.7%	NM %

NM—Not meaningful.

(1)	At March 31, 2011, we held warrants in 1,164 companies, compared to 1,157 companies at December 31, 2010 and 1,161 companies at March 31, 2010.
(2)	Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net Income Attributable to Noncontrolling Interests.”

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Weighted average common shares outstanding—basic	42,482	42,067	41,405
Effect of dilutive securities:
Stock options	707	636	751
Restricted stock awards and units	149	100	135
3.875% convertible notes (1)	88	—	—
Warrants associated with 3.875% convertible notes (1)	—	—	—

Total effect of dilutive securities	944	736	886

Weighted average common shares outstanding—diluted	43,426	42,803	42,291

(1)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes matured on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

Credit Quality

	Period end balances at
(Dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Nonperforming loans and assets:
Gross nonperforming loans:
Loans past due 90 days or more still accruing interest	$13	$44	$184
Impaired loans	34,506	39,426	50,649

Total gross nonperforming loans	$34,519	$39,470	$50,833

Nonperforming loans as a percentage of total gross loans	0.61%	0.71%	1.20%
Nonperforming assets as a percentage of total assets	0.19	0.23	0.36

Allowance for loan losses	$82,051	$82,627	$68,271
As a percentage of total gross loans	1.44%	1.48%	1.61%
As a percentage of total gross nonperforming loans	237.70	209.34	134.30
Allowance for loan losses for impaired loans	$6,882	$6,936	$9,496
As a percentage of total gross loans	0.12%	0.12%	0.22%
As a percentage of total gross nonperforming loans	19.94	17.57	18.68
Allowance for loan losses for total gross performing loans	$75,169	$75,691	$58,775
As a percentage of total gross loans	1.32%	1.36%	1.39%
As a percentage of total gross performing loans	1.33	1.37	1.40
Reserve for unfunded credit commitments (1)	$16,515	$17,414	$11,824
Total gross loans	5,698,898	5,567,205	4,238,848
Total gross performing loans	5,664,379	5,527,735	4,188,015
Total unfunded credit commitments	6,268,087	6,270,505	5,251,336

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

Average Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Client directed investment assets	$9,337	$9,218	$9,389
Client investment assets under management	7,475	7,080	5,680

Total average client investment funds	$16,812	$16,298	$15,069

(1)	Client investment funds are maintained at third party financial institutions.

Period-end total client investment funds were $17.0 billion at March 31, 2011, compared to $16.9 billion at December 31, 2010 and $15.1 billion at March 31, 2010. The increase in average total client investment funds from the fourth quarter of 2010 to the first quarter of 2011 was primarily due to an increase in client investment assets under management, mainly attributable to a steadily improving funding environment for both private and public clients, as well as our increased efforts to move funds off the balance sheet.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP operating efficiency ratio, non-GAAP non-marketable securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests—as part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•

Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio—these ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of the Company’s capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio—this ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
GAAP noninterest income	$89,954	$71,864	$49,273
Less: income attributable to noncontrolling interests, including carried interest	43,562	19,785	13,891

Non-GAAP noninterest income, net of noncontrolling interests	$46,392	$52,079	$35,382

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
GAAP net gains on investment securities	$51,337	$25,940	$16,004
Less: gains on investment securities attributable to noncontrolling interests, including carried interest	43,385	19,427	12,778

Non-GAAP net gains on investment securities, net of noncontrolling interests	$7,952	$6,513	$3,226

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (dollars in thousands, except ratios)	March 31, 2011	December 31, 2010	March 31, 2010
GAAP noninterest expense	$117,435	$115,891	$98,576
Less: amounts attributable to noncontrolling interests	3,481	3,298	3,231

Non-GAAP noninterest expense, net of noncontrolling interests	$113,954	$112,593	$95,345

GAAP taxable equivalent net interest income	$120,806	$105,025	$101,362
Less: income (loss) attributable to noncontrolling interests	7	8	(7)

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	120,799	105,017	101,369
Non-GAAP noninterest income, net of noncontrolling interests	46,392	52,079	35,382

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$167,191	$157,096	$136,751

Non-GAAP operating efficiency ratio	68.16%	71.67%	69.72%

Non-GAAP non-marketable securities, net of noncontrolling interests (dollars in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
GAAP non-marketable securities	$798,064	$721,520	$591,692
Less: noncontrolling interests in non-marketable securities	488,013	423,400	344,890

Non-GAAP non-marketable securities, net of noncontrolling interests	$310,051	$298,120	$246,802

Non-GAAP tangible common equity and tangible assets (dollars in thousands, except ratios)	March 31, 2011	December 31, 2010	March 31, 2010
GAAP SVBFG stockholders’ equity	$1,313,574	$1,274,350	$1,173,480
Less: intangible assets	749	847	979

Tangible common equity	$1,312,825	$1,273,503	$1,172,501

GAAP total assets	$18,618,266	$17,527,761	$14,125,249
Less: intangible assets	749	847	979

Tangible assets	$18,617,517	$17,526,914	$14,124,270

Risk-weighted assets	$9,994,763	$9,406,677	$7,324,526

Tangible common equity to tangible assets	7.05%	7.27%	8.30%
Tangible common equity to risk-weighted assets	13.14	13.54	16.01